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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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[FIRST UNION LOGO]
              REAL ESTATE INVESTMENTS

May 4, 1998

Dear Fellow Owner:

As you are aware, Gotham Partners has commenced a proxy contest seeking to take control of your company by expanding the board to 15 and electing nine of its own people. Your board believes that this ploy would change the strategic direction of the Trust - in other words, the types of real estate investments the Trust would make - and would expose the Trust and its shareholders to substantially more risk. The Board of Trustees has recommended that you vote AGAINST Gotham's proposals.

    THE CURRENT BOARD AND TRUST LEADERSHIP ARE BEST POSITIONED TO MANAGE THE
                        TRUST IN THESE UNCERTAIN TIMES.

The Gotham proposals stem from its focus on the tax advantages of First Union's "stapled stock" structure and what looked like an opportunity to bulk-up on the types of assets that could take advantage of that structure. But Congress has dramatically changed the odds of that happening.

Currently, Congress is debating whether to limit the activities of "stapled stock" and "paired share" REITs. Legislation has been introduced by the Chairmen of both the House and Senate tax-writing committees, with support of the Clinton Administration, that would exclude future acquisitions of companies or assets from the advantages of the stapled stock or paired share structures. Although existing operations would be allowed to benefit from the special structure, acquisitions made after March 26, 1998 would have to be operated under standard REIT rules. If this proposal is adopted, the Trust would operate any newly acquired assets in the same way as other REITs without the advantages, perceived or real, of its current structure.

We continue to work through the proper channels in Washington D.C. to try to salvage as many of the benefits of the stapled stock structure as possible. Fortunately, we are well positioned to respond should this legislation be enacted. Management has extensive experience in selecting, acquiring and managing properties that make-up a traditional REIT portfolio. We have successfully turned around the Trust's current operations and are now taking advantage of our expertise to grow our parking portfolio as well as our core businesses.

     GOTHAM'S PROPOSAL WOULD CHANGE THE STRATEGIC DIRECTION OF THE TRUST AND
                     EXPOSE IT TO SUBSTANTIALLY MORE RISK.

Now that Gotham's plan for using the stapled stock structure is highly uncertain, Gotham has suggested that it might turn the Trust into a so-called real estate "opportunity fund". While the word "opportunity" generally has a positive connotation, what it means in this context is that unless Gotham has impeccable timing and experience, shareholders have an "opportunity" to lose a lot of money. This strategy is inconsistent with the rationale behind the purchase and ownership of REIT shares. REITs were originally intended to provide a tax-favored vehicle through which the average person could invest in a managed portfolio of real estate and receive dividends.

REITs were never meant to be high risk, speculative funds. Yet, that is just what Gotham's "eleventh hour" proposal calls for. An opportunity fund draws its lifeblood from high-risk deals, with quick "flips" (purchase and sale) of properties. Such instability should not and cannot be what the shareholders want from their investment in First Union.

Moreover, your board believes that Gotham's proposal demonstrates a total lack of understanding of the market. The concept of an opportunity fund is to buy property at below replacement cost, re-tenant or upgrade if possible, wait for a period of time, and sell the property. However, since published reports indicate that prices of commercial property are at an all time high, this is not the time to start an "opportunity fund."

           GOTHAM'S PROXY CHALLENGE HAS BEEN NEGATIVELY VIEWED BY THE MARKET AND HAS IMPACTED THE TRUST'S RESULTS AND OPERATIONS.

Gotham's recent announcement that it would turn the Trust into an opportunity fund has contributed to a decision by Standard & Poor's (S&P) to place the Trust on CreditWatch with negative implications. S&P said in part that a real estate opportunity fund "is highly speculative in nature and introduces more risks to senior noteholders." S&P went on to say that if Gotham prevailed in the proxy contest, the rating agency might issue a downgrade.

As a direct result of Gotham's activity, the Trust has already had difficulty obtaining financing at favorable rates. In addition, the expenses that the Trust has incurred has detracted from our financial results in the first quarter. As we have publicly announced, while our core businesses remain strong, our first quarter earnings were negatively impacted by the costs associated with the proxy process and related litigation. To further compound matters, Gotham has also indicated in their proxy material, that it will make you, the shareholders of First Union, pay for its proxy and related litigation expenses if it wins, which are currently estimated to be approximately $2.7 million.

                  NOW IS THE TIME TO STICK WITH A PROVEN TEAM.

The current Board and management of the Trust have a proven track record. They have demonstrated an ability to identify, acquire and manage the assets that are essential in making up a strong REIT portfolio. Currently, we are executing a successful strategy to acquire parking properties.

We are well positioned to continue to grow our business, notwithstanding the legal uncertainty of the stapled stock structure. Your Board of Trustees continues to believe that we must maximize value for all of our shareholders. Accordingly, a special committee of independent Trustees has been formed and has retained Credit Suisse First Boston in an expanded role to advise and assist the Trust in evaluating alternatives to maximize shareholder value. First Boston will evaluate the relevant interest of the market in each of the Trusts's asset groups and the market's views on value. For example, the market appears to value parking assets today at higher multiples than apartment assets. First Boston and the special committee are exploring all options to take advantage of any strategic value in our assets, whether by sale, combination with other companies to achieve critical mass and synergies, or internal growth alone.

Your board and management believe the current team is best positioned to implement this process because we know this business. We have turned around a once-sleepy and under performing company. We have sold assets where appropriate and embarked on a carefully planned acquisition program. REITs survive on access to new capital. First Union's turnaround has allowed us to return to the capital markets for the first time in twenty years. We will continue to restructure our balance sheet as attractive acquisition opportunities become available.

                              VOTE THE GREEN CARD.

Your proxy is valuable and the way you vote counts. We urge all First Union shareholders to vote the GREEN CARD in favor of management. If you would like additional information, please call Thomas T. Kmiecik at First Union at 1-800-394-4030. For information about the proxy contest, please call our proxy solicitor, Corporate Investor Communications, Inc., at 1-800-217-3011. All of us in management have a significant economic investment in the Trust. We are interested in continuing to grow the business and achieve increasing returns for all shareholders. We look forward to your continued support.

Sincerely,

/s/ James C. Mastandrea
---------------------------
James C. Mastandrea
Chairman, Chief Executive Officer and Shareholder

                               *****IMPORTANT*****

         Your vote is important. No matter how many Shares you own, please give your proxy FOR approving the Board's proposal calling for fixing the number of Trustees to twelve with one vacancy to be added to each existing class of Trustees (Item 1), FOR electing your Board's nominees for Class II Trustees (Item 2), AGAINST adopting the Gotham proposal (Item 3) and WITHHOLD on the Gotham Nominees (ITEM 4), by taking the following steps:

                  1.  SIGNING the enclosed GREEN proxy card;
                  2.  DATING the enclosed GREEN proxy card; and
                  3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

         If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only that firm can vote your Shares AND only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares.

         If you have any questions as to how to vote your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                               111 Commerce Drive
                               Carlstadt, NJ 07072
         Banks, Brokers, and Institutions Call Toll-free (800) 346-7885
                    Individuals Call Toll-free (888) 217-3011